Exhibit 10.1

RETENTION AGREEMENT

RETENTION AGREEMENT (“Agreement”) between Big Lots, Inc. (“BLI”) and its affiliates, predecessor, successor, subsidiaries and other related companies (collectively the “Company”) and Steven S. Fishman (“Executive”), collectively, the “Parties,” effective as of March 5, 2010 (“Effective Date”).

BLI’s Board of Directors has determined that it is in the best interests of the Company and its shareholders to assure that the Company shall have the continued services of the Executive as its Chief Executive Officer.  Therefore, with the approval of BLI’s Board of Directors, the Parties have entered into this Agreement as of the Effective Date. This Agreement is in addition to and does not supersede, replace or modify, in any respect, any other agreement or arrangement between the Executive and the Company in effect as of the Effective Date.

ARTICLE I

SECTION 1.01.  Annual Restricted Share Grants.  Subject to the terms of this Article I, the Company shall make the restricted share grants to the Executive described herein in order to retain the Executive in the Company’s employ, motivate him to achieve the Company’s performance goals and further align his interests with those of the Company’s shareholders.  During each of Fiscal Years 2010, 2011 and 2012 (as defined below), provided that the Executive remains continuously employed by the Company and subject to approval by the Compensation Committee of BLI’s Board of Directors or such other committee of the Board that administers the Company’s equity-based compensation programs (such committee, the “Committee”), the Executive shall be entitled to an annual grant of 250,000 performance-based restricted shares (“Restricted Shares”) of BLI’s common stock, par value $0.01 per share (each, a “Common Share”), subject to the terms and conditions set forth in this Article I.  The term “fiscal year” shall mean the period beginning on the first Sunday after the Saturday closest to January 31st of each calendar year and ending on the Saturday closest to January 31st of the following calendar year.  For example, Fiscal Year 2010 begins on January 31, 2010 and ends on January 29, 2011.

SECTION 1.02.  Performance-Based Adjustment.  Notwithstanding any provision of this Article I to the contrary, in the event that the level of achievement of the Final Applicable Performance Criteria (as defined below) for Fiscal Year 2010 or 2011 is less than the Floor Level (determined as set forth below) for such fiscal year, the Committee shall reduce the size of the annual grant to be made during Fiscal Year 2011 (in the case of achievement below the Floor Level in Fiscal Year 2010) or Fiscal Year 2012 (in the case of achievement below the Floor Level in Fiscal Year 2011)  by 5000 Restricted Shares for each 1 percent by which the level of achievement is less than the Floor Level, and in the event that the level of achievement of the Final Applicable Performance Criteria for Fiscal Year 2010 or 2011 is greater than the Full Stretch Level (determined as set forth below) for such fiscal year, the Committee shall increase the size of the annual grant to be made during Fiscal Year 2011 (in the case of achievement above the Full Stretch Level in Fiscal Year 2010) or Fiscal Year 2012 (in the case of achievement above the Full Stretch Level in Fiscal Year 2011) by 5000 Restricted Shares for each 1 percent by which the level of achievement exceeds the Full Stretch Level, provided that, so long as the Executive is entitled to an annual grant hereunder, the number of Restricted Shares to be granted during each of Fiscal Years 2011 and 2012 shall not be less than 225,000 and shall not be greater than 275,000.  The term “Final Applicable Performance Criteria” for any fiscal year means the applicable performance criteria established in writing by the Committee in the first quarter of such fiscal year and certified as actually attained (including the effect of permitted adjustments) by the Committee in the first quarter of the immediately subsequent fiscal year in accordance with the Big Lots 2006 Bonus Plan, as amended (or any successor to such Plan, hereinafter, the “Bonus Plan”).  Floor Level and Full Stretch Level for any fiscal year shall be determined by the Committee in accordance with the terms of the Company’s Bonus Program.

SECTION 1.03.  Timing of Grants; Vesting Criteria. Each grant of Restricted Shares required to be made hereunder shall be made by March 31 of the relevant fiscal year.  Except as otherwise set forth in Section 1.04 or 1.05 below, in order for the Restricted Shares to become fully vested and non-forfeitable, (a) the Executive must remain continuously employed by the Company until the one-year anniversary of the grant date or, in the case of the Fiscal Year 2012 grant, until March 31, 2013, and (b) the dollar amount of the Final Applicable Performance Criteria attained by the Company for the fiscal year during which the grant is made must be at least 90 percent of the dollar amount of the Final Applicable Performance Criteria attained by the Company for the immediately preceding fiscal year; provided, however, that in the event that the Committee selects applicable performance criteria for a fiscal year that are either (x) based on different performance metrics or (y) calculated using a different methodology, in either case, than was used for the immediately preceding fiscal year, then for purposes of determining 90 percent attainment pursuant to this Section 1.03, performance for the immediately preceding fiscal year shall be calculated based on the same performance metrics and using the same methodology that are applied for the fiscal year during which the relevant grant is made.

SECTION 1.04.  Qualifying Termination of Employment.  In the event that the Executive’s employment is terminated by the Company involuntarily without Cause (as defined in Section 1.09) or the Executive resigns pursuant to a Constructive Termination (as defined in Section 1.10), subject to the terms of this Section 1.04, (a) any Restricted Shares that are outstanding at the time of such termination shall remain outstanding and, subject to achievement of the Final Applicable Performance Criteria for the fiscal year then in effect as provided in Section 1.03 above, shall become vested and nonforfeitable as if the Executive had remained employed by the Company until the one-year anniversary of the grant date or, in the case of the Fiscal Year 2012 grant, until March 31, 2013, and (b) if  such termination occurs prior to the Executive’s receipt of each of the three grants of Restricted Shares provided for in this Article I, then, in lieu of the required grants of Restricted Shares that have not been made, the Executive shall be eligible to receive one or more cash payments (each, an “Equity Value Payment”) at the time(s) and in the amount(s) set forth in this Section 1.04.  The Executive’s rights to each such Equity Value Payment shall be determined based on the Company’s achievement of the Final Applicable Performance Criteria in accordance with Sections 1.02 and 1.03 above in the same manner that would have determined the grant and vesting of the Restricted Shares if the Executive had remained employed by the Company until March 31, 2013.  Any such Equity Value Payment that the Executive becomes entitled to receive pursuant to this Section 1.04 shall be paid to the Executive within 10 business days following March 31 of the fiscal year following the fiscal year in which the relevant grant of Restricted Shares would otherwise have been made.  The amount of each such Equity Value Payment shall be equal to the product of (x) the Fair Market Value (as defined in the Company’s 2005 Long-Term Incentive Plan, as amended and restated effective May 29, 2008 (the “2005 LTIP”)) per Common Share on the March 31 immediately preceding the payment date set forth in this Section 1.04 multiplied by (y) the number of Restricted Shares that would have been granted to the Executive, determined in accordance with Section 1.02, in the event that the Executive had remained employed until the relevant grant date.  Notwithstanding any provision of this Section 1.04 to the contrary, in order for the Executive to be entitled to the payments and benefits set forth in this Section 1.04, within 55 days following termination of the Executive’s employment, the Executive must sign a comprehensive release of claims against the Company and its affiliates, in the form determined by the Company in its sole reasonable discretion but consistent with its general practices for such releases from terminated senior executives, and must not revoke such release of claims during the revocation period specified therein.

SECTION 1.05.  Change in Control.  In the event of a Change in Control (as defined in the 2005 LTIP), all outstanding Restricted Shares shall become fully vested and non-forfeitable as of the date of such Change in Control.  In the event that a Change in Control occurs prior to the Executive’s receipt of each of the three grants provided for in this Article I and provided that the Executive remains continuously employed by the Company until the date of the Change in Control, in lieu of any of such three grants that have not yet been made, the Executive shall be entitled to receive from the Company or its successor, within 10 business days following the date of the Change in Control, an amount in cash equal to the product of (a) the Fair Market Value per Common Share on the date of the Change in Control multiplied by (b) 250,000 multiplied by (c) the number of fiscal years during which the Executive is entitled to receive an annual grant of Restricted Shares pursuant to this Article I but had not yet received the annual grant as of the date of the Change in Control.  In the event of a Change in Control that occurs following termination of the Executive’s employment pursuant to Section 1.04 above, within 10 business days following the date of the Change in Control, the Executive shall be entitled to receive from the Company or its successor any unpaid Equity Value Payments.  The amount of any such Equity Value Payment(s) shall be determined in accordance with Section 1.04 above, provided that (x) in the case of any Restricted Share grant that has become subject to adjustment pursuant to Section 1.02 above prior to the date of the Change in Control, the Equity Value Payment shall be equal to the product of (i) the Fair Market Value per Common Share on the date of the Change in Control multiplied by (ii) the number of Restricted Shares that would have been granted to the Executive, determined in accordance with Section 1.02, and (y) in the case of any Equity Value Payment that has not become subject to adjustment pursuant to Section 1.02 prior to the date of the Change in Control, the Equity Value Payment shall be equal to the product of (i) the Fair Market Value per Common Share on the date of the Change in Control multiplied by (ii) 250,000.  Following a Change in Control, the Executive shall not have any rights pursuant to this Agreement to receive any further grants of Restricted Shares or other equity-based awards of the Company.

SECTION 1.06.  Adjustments for Changes in Capitalization.  In the event of a change in the Company’s capital structure of the nature described in Section 4.7 of the 2005 LTIP, in the case of any Restricted Share grants that have not yet been made pursuant to this Article I as of the date of such change, the number of Restricted Shares set forth in this Article I (including the numbers that relate to annual grants, reductions, increases, minimums and maximums) shall be adjusted in such a manner as the Committee deems necessary or appropriate to reflect equitably the effects of such changes in the Company’s capital structure.

SECTION 1.07.  Award Agreements.  Each grant of Restricted Shares shall be reflected in an award agreement that sets forth the terms and conditions of such grant, which award agreements shall be consistent with the terms of this Article I.

SECTION 1.08.  Restricted Stock Units.  In lieu of granting Restricted Shares pursuant to this Article I, the Committee shall be permitted to grant restricted stock units with respect to Common Shares (which restricted stock units may be settled in cash, Common Shares or a combination thereof, as determined by the Committee).

SECTION 1.09.  Definition of Cause.  For purposes of this Agreement, “Cause” means the Executive’s (a) failure to comply with the Company’s policies and procedures which the Board of Directors of BLI reasonably determines has had or is likely to have a material adverse effect on the Company or any entities that become related entities after the date hereof (collectively, the “Group” and separately, “Group Member”); (b) willful or illegal misconduct or grossly negligent conduct that is materially injurious to the Group, the Company or any other Group Member, monetarily or otherwise; (c) violation of laws or regulations governing the Group, the Company or any other Group Member (including the Sarbanes-Oxley Act of 2002) or violation of the Company’s code of ethics; (d) breach of any fiduciary duty owed to the Group, the Company or any other Group Member; (e) misrepresentation or dishonesty which the Board of Directors of BLI reasonably determines has had or is likely to have a material adverse effect on the Group, the Company or any other Group Member; (f) material breach of any of the Executive’s material obligations or duties to the Group, the Company or any other Group Member; (g) involvement in any act of moral turpitude that in the reasonable opinion of the Board of Directors of BLI has a materially injurious effect on the Group, the Company or any other Group Member or their reputation; or (h) breach of the terms of any non-solicitation or confidentiality clauses contained in an employment agreement(s) with a former employer.  A termination for Cause shall only be effective after (x) the Company has delivered a written notice to the Executive stating that, in the reasonable opinion of BLI’s Board, the Executive may be terminated for Cause, specifying the details and (y) if the failure or action is one that can be cured, the Executive does not cure the matter giving rise to the Cause determination within 30 days after receiving notice.

SECTION 1.10.  Definition of Constructive Termination.  For purposes of this Agreement, “Constructive Termination” means that the Company materially adversely changes or causes a diminution in the Executive’s reporting relationship, job description, duties, responsibilities, compensation, perquisites, office or location of employment (as reasonably determined by the Executive in his good faith discretion), in each case as in effect immediately prior to such change or diminution.  The Executive shall notify the Company in writing at least 45 days in advance of any election by the Executive to terminate his employment as a result of a Constructive Termination, specifying the nature of the alleged adverse change or diminution, and the Company shall have a period of 10 business days after the receipt of such notice to cure such alleged adverse change or diminution before the Executive shall be entitled to exercise any right to terminate his employment as a result of a Constructive Termination.

ARTICLE II

SECTION 2.01.  Acknowledgement of Arbitration. The Parties agree that arbitration is the sole and exclusive remedy for each of them to resolve and redress any dispute, claim or controversy involving the interpretation or application of this Agreement.

SECTION 2.02.  Effect of Arbitration.  The Parties intend that any arbitration award relating to any matter described in Section 2.01 above shall be final and binding on them,  that a judgment on the award may be entered in any court of competent jurisdiction and that enforcement may be had according to the terms of that award.  This Section 2.02 shall survive the termination of this Agreement.

SECTION 2.03.  Location and Conduct of Arbitration.  Arbitration shall be held in Columbus, Ohio, and shall be conducted by a retired federal judge or other qualified arbitrator.  The arbitrator shall be mutually agreed upon by the Parties, and the arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  The Parties shall have the right to conduct discovery pursuant to the Federal Rules of Civil Procedure; provided, however, that the arbitrator shall have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes.  The arbitrator shall have no jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms of this Agreement.  The arbitrator’s sole authority shall be to interpret or apply any provision(s) of this Agreement or any public law alleged to have been violated.  The arbitrator has the authority to award damages and other relief expressly provided by law.

SECTION 2.04.  Time for Initiating Arbitration.  Any claim or controversy relating to any matter described in Section 2.01 above not sought to be submitted to arbitration, in writing, within 90 days after the date the Party asserting the claim knew, or through reasonable diligence should have known, of the facts giving rise to that Party’s claim, shall be deemed waived; and the Party asserting the claim shall have no further right to seek arbitration or recovery with respect to that claim or controversy.  Both Parties agree to strictly comply with the time limitation specified in this Section 2.04.  For purposes of this Section 2.04, a claim or controversy is sought to be submitted to arbitration on the date the complaining Party gives written notice to the other party that (a) an issue has arisen or is likely to arise that, unless resolved otherwise, may be resolved through arbitration under this Article II and (b) unless the issue is resolved otherwise, the complaining Party intends to submit the matter to arbitration under the terms of this Article II.

SECTION 2.05.  Costs of Arbitration and Attorney’s Fees.  The Company shall bear the arbitrator’s fee and other costs associated with any arbitration, unless the arbitrator, acting under Federal Rule of Civil Procedure 54(d)(1), elects to award these fees to the Company.  Attorney’s fees may be awarded to the prevailing party if expressly authorized by statute, or otherwise each party shall bear its own attorney’s fees and costs.  Notwithstanding the foregoing: (a) any costs being reimbursed must relate to a claim brought during the lifetime of the Executive with respect to an alleged breach of any obligation of the Company under this Agreement; (b) the amount eligible for reimbursement during any taxable year of the Executive may not affect the amount eligible for reimbursement in any other taxable year; (c) any reimbursement must be made on or before the last day of the Executive’s taxable year following the taxable year in which the cost was incurred; and (d) the right to reimbursement for such costs is not subject to liquidation or exchange for another benefit.

SECTION 2.06.  Arbitration Exclusive Remedy.  The Parties acknowledge that, because arbitration is the exclusive remedy for resolving the issues described in Section 2.01 above, neither Party may resort to any federal, state or local court or administrative agency concerning those issues and that the decision of the arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative agency with respect to any arbitrable claim or controversy.

SECTION 2.07.  Waiver of Jury.  The Executive (personally and on behalf of all the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns) and the Company (on its own behalf and on behalf of its successors) each waive the right to have a claim or dispute with one another decided in a judicial forum or by a jury, except as otherwise provided in this Agreement.

ARTICLE III

SECTION 3.01.  Modification or Waiver; Entire Agreement.  Except as set forth in Section 2.04 above, no provision of this Agreement may be modified or waived except in a document signed by the Executive and the Company’s Chief Executive Officer (other than the Executive) or other person designated by BLI’s Board of Directors.  This Agreement constitutes the entire agreement between the Parties regarding the retention arrangement described herein, and, except as otherwise specifically provided in this Agreement,  no other agreements or representations, oral or otherwise, with respect to such retention arrangement have been made or relied upon by either Party.

SECTION 3.02.  Governing Law; Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations.  If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is, for any reason and to any extent, held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions of this Agreement or its application to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law; and the Parties agree that any invalid or unenforceable provision may and shall be reformed and applied (a) as provided in Section 2.04 above, with respect to the matters specifically contemplated in Article II and (b) with respect to other matters, (i) to the extent needed to avoid that invalidity or unenforceability and (ii) in a manner that is as similar as possible to the Parties’ intent (as described in this Agreement) and preserves the essential economic substance and effect of this Agreement.  The validity, construction and interpretation of this Agreement and the rights and duties of the Parties shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to the Ohio choice of law rules.

SECTION 3.03.  No Waiver.  Except as otherwise provided in Section 2.04, failure to insist upon strict compliance with any term of this Agreement shall not be considered a waiver of any such term or any other term of this Agreement.

SECTION 3.04.  Withholding.  All payments made to or on behalf of the Executive under this Agreement shall be reduced by any amount:

(a) That the Company is required by law to withhold in advance payment of the Executive’s federal, state and local income, wage and employment tax liability; and

(b) To the extent determined in accordance with Article II, that the Executive owes to the Group, the Company or any other Group Member.

Application of Section 3.04(b) shall not extinguish the Company’s right to seek additional amounts from the Executive (or to pursue other appropriate remedies) to the extent that the amount recovered by application of Section 3.04(b) does not fully discharge the amount that the Executive owes to the Group, the Company or any other Group Member and shall not preclude the Company from proceeding directly against the Executive without first exhausting its right of recovery under Section 3.04(b).

SECTION 3.05.  Miscellaneous.

(a) The Executive may not assign any right or interest to, or in, any payments payable under this Agreement until they have become due from the Company; provided, however, that this prohibition shall not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive’s death and shall not preclude the legal representative of the Executive’s estate from assigning any right under this Agreement to the person or persons entitled to it.

(b) This Agreement shall be binding upon and shall inure to the benefit of the Executive, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns  and the Company and its successors and, to the extent applicable, the Group and all Group Members.

(c) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision of the Agreement.

SECTION 3.06.  Section 409A of the Internal Revenue Code. All payments contemplated under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that to the extent applicable, this Agreement is intended to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and this Agreement shall be interpreted, administered and operated accordingly.  Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Executive, and neither the Company nor the Boards of Directors of BLI shall be liable to the Executive for failure to comply with the requirements of Section 409A of the Code.  Furthermore, the Company may accelerate the time or schedule of a payment to the Executive if at any time this Agreement fails to meet the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.  Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, which includes an arbitration provision, and consists of 8 pages.

BIG LOTS, INC.

By: /s/ Dennis B. Tishkoff

Signed: March 5, 2010

Steven S. Fishman

/s/ Steven S. Fishman

Signed: March 5, 2010